Exhibit 99.1

For Information Contact:

Matt Hayden

Hayden Communications

(858) 704-5065

matt@haydenir.com

 Iteris Home Page: http://www. iteris.com

For Release at 1:05 p.m., PDT 05/25/06

Iteris, Inc. Reports Fourth Quarter Revenue Growth

of 18% to $13.5 million

Financial Highlights:

•                  Operating Income for the Fourth Quarter Increased by $548,000 to $740,000, Representing a Significant Improvement versus Last Year

•                  Gross Margins for the Fourth Quarter Expand 120 basis points Year over Year to 41.8%

•                  Net Income for the Fourth Quarter was $825,000 or $0.03 per share

Anaheim, California — May 25, 2006 – Iteris, Inc. (AMEX: ITI), a leader in vision-based technologies and Intelligent Transportation Systems that optimize traffic flow and enhance driver safety, today reported financial results for its fourth quarter and fiscal year ended March 31, 2006.

For the fourth quarter ended March 31, 2006, Iteris, Inc. (the “Company”) reported net sales and contract revenues of $13.5 million, representing a 17.7 percent increase compared to net sales and contract revenues of $11.5 million reported in the fourth quarter of the prior fiscal year. The increase was primarily a result of a 21.3 percent increase in Automotive Sensor revenues to $2.3 million, a 20.8 percent increase in Roadway Sensor revenues to $6.1 million, and 12.7 percent increase in Systems Consulting revenues totaling $5.1 million.

“Growth in each of our segments allowed us to exceed the $13 million revenue mark for the first time as a stand-alone entity,” commented Jack Johnson, CEO of Iteris. “Roadway Sensor revenue benefited from our continued strong market position while Automotive Sensor revenue benefited from development work for Nissan. We are also pleased with the recent approval of the Federal Highway Transportation Bill and are encouraged to see this begin to translate in higher Systems Consulting revenues.”

During the fourth quarter the Company experienced a 120 basis point improvement in gross margins to 41.8 percent as compared to 40.6 percent in the prior year period. Gross margin improvement was primarily related to higher margins in our Systems Consulting segment as a result of a continued focus on higher margin contracts. Operating expenses during the quarter were $4.9 million representing an increase of 9.8 percent from $4.5 million in the prior year period but decreased as a percent of sales from 39.0 percent to 36.4 percent, respectively, indicating improving leverage in the business. The Company reported operating income of $740,000 for the quarter ended March 31, 2006 compared to operating income of $192,000 in the fourth quarter of the prior fiscal year. Operating income, excluding certain non-cash items of $196,000, was $936,000 for the quarter ended March 31, 2006. A table is attached to this release to reconcile the Company’s operating income (loss) as calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to pro forma non-GAAP operating income for all periods presented. Net income for the quarter ended March 31, 2006 was $825,000, or $0.03 per share compared to a net loss of $57,000 or $0.00 per share in the fourth quarter of the prior fiscal year. During the quarter the Company benefited from a $454,000 income tax benefit primarily related to the recognition of additional deferred tax assets compared to a reported benefit of $118,000 in the prior year period.

For the fiscal year ended March 31, 2006, net sales and contract revenues were $50.5 million, an increase of 8.8 percent compared to net sales and contract revenues of $46.4 million in the prior fiscal year. During the year the Company experienced a 22.0 percent increase in Automotive Sensor revenues to $8.7 million, a 2.4 percent increase in Roadway Sensor revenues to $22.5 million and an 11.5 percent increase in Systems Consulting revenues totaling $19.3 million.

Operating income for the fiscal year ended March 31, 2006 was $619,000 compared to an operating loss of $10.8 million in the prior fiscal year. During fiscal year 2005 the Company recorded $11.8 million in non-cash expense related to the Company’s assumption of Iteris, Inc. stock options in connection with the October 2004 merger between the Iteris subsidiary and the Company. The Company reported net income of $80,000 or $0.00 per share for the fiscal year ended March 31, 2006 compared to a net loss of $11.3 million or $0.45 per share for the prior fiscal year. Included in fiscal year 2006 results was a $885,000 income tax benefit compared to a $94,000 benefit in the prior year.

As of March 31, 2006, the Company had borrowed $2.7 million against its line of credit with availability of $1.1 million remaining. As of March 31, 2006, the Company had 28.6 million shares of common stock outstanding and total stockholders’ equity of $18.6 million.

Operational Highlights:

Automotive Sensors:

•                  Sales of LDW units to the heavy truck market increased 35.6 percent for the fiscal year 2006 including a 475 percent increase in the North American aftermarket. Despite an overall unit volume increase of over 10 percent, fourth quarter LDW truck unit sales declined by approximately $130,000 compared to the year ago period primarily as a result of OEM volume discounts to our largest customer and as a result of the transition to our next generation LDW system.

•                  On March 30, 2006, the Company announced that Prime Inc., one of North America’s most-successful refrigerated, flatbed and tanker carriers, will offer the Iteris LDW system on its National Fleet of 2,600 leased and company-owned heavy trucks.

•                  On March 21, 2006, the Company announced availability of its second generation LDW systems to the North American and European heavy truck markets.

•                  To date, 30 US heavy truck fleets have selected the Iteris LDW system, collectively representing an estimated 13,700 vehicles.

•                  Testing of our LDW systems continues with 52 heavy truck fleets which represent over 106,000 vehicles.

•                  Since the introduction of our LDW systems to the passenger car market in September 2004, the Automotive Sensor segment has recorded royalty revenues based on the cumulative shipment of approximately 33,000 units to Infiniti.

“The increase in Automotive Sensor revenue for the fiscal fourth quarter was primarily the result of a 151 percent increase, or $454,000 in specific application engineering revenues related to development work for Nissan in the passenger car market.” Mr. Johnson added. “Heavy truck sales increased 35.6 percent versus the prior year and management remains optimistic on the prospects of further growth in the heavy truck market in fiscal 2007 driven by new fleet customers and continued OEM adoption.”

Systems Consulting:

•                  Approximately $6.0 million in new Systems Consulting contracts were signed during the quarter ended March 31, 2006. Systems Consulting backlog at the end of the fourth fiscal quarter was $15.8 million, up from $13.3 million reported at the end of same the quarter in the prior fiscal year and up from the $15.4 million reported at the end of the previous quarter.

•                  On March 14, 2006, the Company announced it had been selected by the Federal Highway Administration, as part of the Booz Allen Hamilton team, to provide technical support assistance in the area of Intelligent Transportation Systems for the next five years.

“The Transportation Bill continues to benefit our Systems Consulting business with growth emanating from both the California market and an increase in activity from the eastern United States,” Mr. Johnson continued.

Roadway Sensors:

•                  Finished year strong with $6.1 million in total revenue in the fourth quarter up 20.8 percent from the year ago period and up 15.9 percent from the prior quarter.

•                  Gross margins for the three and twelve-months periods ended March 31, 2006 increased by 590 basis points and by 450 basis points, respectively, as a result of our continued ability to sell high margin products while lowering our component and production costs.

“The increase in Roadway Sensor revenues was mainly a result of strong sales in the sunbelt states and less seasonality due to more moderate winter weather conditions,” Mr. Johnson concluded. “We believe the new product enhancements we have introduced during the past year have also helped drive sales growth.”

CONFERENCE CALL

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the financial results for the fourth fiscal quarter of 2006 today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The Company will broadcast the conference call over the Internet. To listen to the webcast or view the financial or other statistical information required by SEC Regulation G, please visit the Investor Relations page on the Company’s website at www.iteris.com/CCBN/ir.html. The webcast will be recorded and available for replay until June 8, 2006.

About Iteris, Inc.

Iteris, Inc. is a leading provider of outdoor vision systems and sensors that optimize the flow of traffic and enhance driver safety. Iteris combines outdoor image processing, traffic engineering, and information technology to offer a broad range of transportation and safety solutions. Iteris is headquartered in Anaheim, California. Investors are encouraged to visit our website at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to statements about our future performance and operating results, and future market opportunities. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, the market acceptance of our technologies and our customers’ ability to achieve market acceptance of products that incorporate our technologies; our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the ability of our partner, Valeo, to expand sales of LDW systems into the passenger car markets the potential unforeseen impact of product offerings from competitors and other competitive pressures; the availability of components used in the manufacture of certain of our products; the effectiveness of our cost and expense reduction efforts; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including the general economic slowdown and volatility in the technology sector, and the possible disruption in government contracting and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2006	March 31, 2005
	(unaudited)
ASSETS:
Cash	$131	$46
Trade accounts receivable, net	11,426	8,866
Costs and estimated earnings in excess of billings on uncompleted contracts	2,693	2,086
Inventory	2,814	4,344
Prepaid expenses	368	384
Deferred tax assets	1,608	660
Property and equipment, net	1,783	1,103
Goodwill	27,774	27,774
Intangible assets, net	551	698
Other assets	485	695
Total assets	$49,633	$46,656

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$10,310	$9,007
Revolving line of credit	2,662	945
Deferred gain on sale of building	449	733
Deferred compensation plan liability	820	772
Long-term debt	4,140	5,327
Convertible debentures, net	9,203	8,996
Total liabilities	27,584	25,780
Redeemable common stock	3,414	3,414
Total stockholders’ equity	18,635	17,462
Total liabilities and stockholders’ equity	$49,633	$46,656

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2006	2005	2006	2005
Net sales and contract revenues:
Net sales	$8,380	$6,932	$31,156	$29,062
Contract revenues	5,129	4,550	19,330	17,335
Total net sales and contract revenues	13,509	11,482	50,486	46,397
Costs and expenses:
Cost of net sales	4,599	3,767	16,465	15,645
Cost of contract revenues	3,257	3,049	12,395	11,398
Gross profit	5,653	4,666	21,626	19,354
Operating expenses:
Selling, general and administrative expenses	3,805	3,161	14,999	13,964
Research and development expenses	912	1,474	5,088	4,193
Stock-based compensation	99	287	725	11,777
Disposal of fixed assets	—	—	—	422
Acquired in-process research and development	—	—	—	140
Deferred compensation plan expense (benefit)	60	(484)	48	(484)
Amortization of intangible assets	37	36	147	114
Total operating expenses	4,913	4,474	21,007	30,126
Income (loss) from operations	740	192	619	(10,772)
Non-operating income (expense):
Other income, net	3	14	35	1,054
Interest expense, net	(372)	(340)	(1,459)	(1,178)
Income (loss) before income taxes and minority interest	371	(134)	(805)	(10,896)
Income tax benefit	454	118	885	94
Minority interest in earnings of subsidiary	—	(41)	—	(526)
Net income (loss)	$825	$(57)	$80	$(11,328)

Earnings (loss) per share:
Basic	$0.03	$(0.00)	$0.00	$(0.45)
Diluted	$0.03	$(0.00)	$0.00	$(0.45)

Shares used in calculating earnings (loss) per share:
Basic	28,314	27,994	28,182	25,284
Diluted	32,176	27,994	32,737	25,284

ITERIS, INC.

UNAUDITED RECONCILIATION OF

GAAP OPERATING INCOME (LOSS) TO
PRO FORMA NON-GAAP OPERATING INCOME
(in thousands)

The pro forma non-GAAP adjustments set forth below are based upon our unaudited condensed consolidated statements of operations for the periods shown. These adjustments are not in accordance with or an alternative for, U.S. Generally Accepted Accounting Principles (“GAAP”). The pro forma non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, the financial measures calculated in accordance with GAAP. The Company believes pro forma non-GAAP reporting provides meaningful insight into the Company’s ongoing economic performance and therefore uses pro forma non-GAAP reporting internally to assist in evaluating and managing the Company’s operations. The Company has chosen to provide this supplemental information to investors to enable them to perform additional comparisons of operating results, and to illustrate the results of the Company’s ongoing operations exclusive of certain non-cash charges.

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2006	2005	2006	2005

GAAP operating income (loss)	$740	$192	$619	$(10,772)
Add back non-cash charges:
Stock-based compensation	99	287	725	11,777
Disposal of fixed assets	—	—	—	422
Acquired in-process research and development	—	—	—	140
Deferred compensation plan expense (benefit)	60	(484)	48	(484)
Amortization of intangible assets	37	36	147	114
Pro forma non-GAAP operating income	$936	$31	$1,539	$1,197